Exhibit 99.2

FOR IMMEDIATE RELEASE

Columbia Financial, Inc. to Acquire Roselle Bank

FAIR LAWN, NJ and ROSELLE, NJ, December 3, 2019 /PRNewswire/ -- Columbia Bank, MHC, Columbia Financial, Inc. (NASDAQ: CLBK) and Columbia Bank (collectively, “Columbia”), and RSB Bancorp, MHC, RSB Bancorp, Inc. and Roselle Bank (collectively, “Roselle”) announced today the signing of a definitive merger agreement.

Under the terms of the merger agreement, depositors of Roselle will become depositors of Columbia Bank and will have the same rights and privileges in Columbia Bank, MHC, the mutual holding company parent of Columbia Bank, as if their accounts had been established in Columbia Bank on the date established at Roselle. As part of the transaction, Columbia Financial, Inc. will issue additional shares of its common stock to Columbia Bank, MHC in an amount equal to the fair value of Roselle as determined by an independent appraiser. These shares are expected to be issued immediately prior to completion of the merger. In addition, following the completion of the merger, Columbia and Columbia Bank Foundation will support the charitable organizations serving the communities currently served by Roselle.

Roselle Bank is a savings bank that was established in 1889 and operates four banking offices in Union, Somerset and Hunterdon Counties. As of September 30, 2019, Roselle Bank had total assets of $442 million, loans of $171 million, deposits of $338 million and equity capital of $61 million.

Columbia has offered full employment to all Roselle employees, excluding those with existing change-in-control agreements with Roselle, and has agreed to add one current member of Roselle’s Board of Directors to Columbia Bank’s Board of Directors following the completion of the merger.

Mr. Thomas J. Kemly, Columbia’s President and Chief Executive Officer, commented: “We are pleased with the opportunity to welcome Roselle Bank and its employees to Columbia Bank. The transaction will combine two community banks with strong, loyal customer bases, while expanding the Columbia Bank franchise in Union, Somerset and Hunterdon Counties.”

Mr. William E. Fredericks, Chairman of the Board of Directors of Roselle commented: “We are excited to partner with Columbia Bank, a leading New Jersey-based bank with shared culture and values. The merger will provide an opportunity for customers to join a larger banking network, with expanded products and services, while employees will benefit from the opportunity to work for a rapidly growing community bank. The support of the Columbia Bank Foundation will serve as an asset to our local communities and charitable organizations.”

The transaction, which has been unanimously approved by each company's board of directors, is subject to satisfaction of customary closing conditions, including receipt of various regulatory approvals, and is expected to close in the second quarter of 2020 after all such conditions are met. Upon closing, Roselle Bank will merge into Columbia Bank.

On a pro forma basis, the transaction is expected to be accretive to Columbia’s 2021 net income, but dilutive to 2021 earnings per share by approximately 4% due to the shares issued to Columbia Bank, MHC. The transaction is projected to be accretive to fully converted tangible book value.

Columbia was advised in this transaction by the investment banking firm of Boenning & Scattergood, Inc. and represented by the law firm of Kilpatrick Townsend & Stockton LLP. Roselle was advised by the investment banking firm of Sandler O’Neill + Partners, L.P. and represented by the law firm of Luse Gorman, PC.

About Columbia Financial, Inc.

Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. As of September 30, 2019, Columbia had total assets of $7.1 billion, loans of $5.2 billion, and operates 64 branches with deposits of $4.8 billion in deposits.

About Roselle Bank

Roselle Bank is a state-chartered savings bank that was incorporated and officially established on May 25, 1889. The founders’ objectives and vision established the basic premise that has guided the operations of Roselle Bank throughout the years: to provide superior customer service and support of the communities it serves. The main office is located in Roselle, New Jersey, with three branch offices located in Cranford, Bernardsville and High Bridge.

Forward-Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as "believes," "will," "would," "expects," "project," "may," "could," "developments," "strategic," "launching," "opportunities," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions. These statements are based upon the current beliefs and expectations of Columbia’s management and are subject to significant risks and uncertainties.

Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: (i) the businesses of Columbia and Roselle may not be combined successfully, or such combination may take longer than expected; (ii) the cost savings from the merger may not be fully realized or may take longer than expected to be realized; (iii) operating costs, customer loss and business disruption following the merger may be greater than expected; (iv) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger or otherwise; (v) the interest rate environment may further compress margins and adversely affect net interest income; (vi) the risks associated with continued diversification of assets and adverse changes to credit quality; and (vii) changes in legislation, regulations and policies. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Columbia’s and reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Columbia and Roselle or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Columbia and Roselle do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Columbia Financial, Inc. Contact Information:

Columbia Financial, Inc.

Investor Relations Department

(833) 550-0717

Roselle Bank Contact Information:

Michael McCambridge

President and CFO

(908) 245-1885